AMENDMENT NO. 4 TO AMENDED AND RESTATED
AGREEMENT OF LIMITED PARTNERSHIP OF
REGENCY ENERGY PARTNERS LP
     This Amendment No. 4 to the Amended and Restated Agreement of Limited Partnership of Regency Energy Partners LP (this “Amendment"), dated as of January 15, 2008, is entered into and effectuated by Regency GP LP, a Delaware limited partnership, as the General Partner, pursuant to authority granted to it in Section 5.6 of the Amended and Restated Agreement of Limited Partnership of Regency Energy Partners LP, dated as of February 3, 2006, as amended by Amendment No. 1 thereto, dated as of August 15, 2006, Amendment No. 2 thereto, dated as of September 21, 2006, and Amendment No. 3 thereto, dated as of January 7, 2008 (collectively, the “Partnership Agreement"). Capitalized terms used but not defined herein are used as defined in the Partnership Agreement.
RECITALS:
     Section 5.6 of the Partnership Agreement provides that the General Partner, without the approval of any Limited Partners, may issue additional Partnership Securities, or classes or series thereof, for any Partnership purpose at any time and from time to time, and may issue such Partnership Securities for such consideration and on such terms and conditions as shall be established by the General Partner in its sole discretion.
     Section 13.1(g) of the Partnership Agreement provides that the General Partner, without the approval of any Partner, may amend any provision of the Partnership Agreement necessary or advisable in connection with the authorization or issuance of any class or series of Partnership Securities pursuant to Section 5.6 of the Partnership Agreement.
     The General Partner deems it in the best interest of the Partnership to effect this Amendment in order to provide for the issuance of the Class D Common Units to certain persons pursuant to that certain Agreement and Plan of Merger, dated as of December 11, 2007 among the Partnership, CDM Resource Management, Ltd., a Texas limited liability partnership (“CDM”), each of the partners of CDM, and ADJHR, LLC, a Delaware limited liability company and an indirect wholly owned subsidiary of the Partnership.
     NOW, THEREFORE, the Partnership Agreement is hereby amended as follows:
     Section 1. Amendment.
     (a) Section 1.1 is hereby amended to add or amend and restate the following definitions in the appropriate alphabetical order:
     (i) “Class D Common Unit” means a Partnership Security representing a fractional part of the Partnership Interests of all Limited Partners, and having the rights and obligations specified with respect to the Class D Common Units in this Agreement. Other than to the extent that this Amendment provides for specific different rights, preferences or designations, the term “Class

D Common Unit” refers to a Common Unit and each Class D Common Unit shall be treated as if it were a Common Unit for all purposes.
     (ii) “Class D Conversion Date” has the meaning assigned to such term in Section 5.13(b)(vii).
     (iii) “Issue Price” means the price at which a Unit is purchased from the Partnership, after taking into account any sales commission or underwriting discount charged to the Partnership and after taking into account any other form of discount with respect to the price at which a Unit is purchased from the Partnership; provided, however, that, in the case of the Class D Common Units, the Issue Price shall be $31.36 per unit.
     (iv) “Merger Agreement” means the Agreement and Plan of Merger, dated as of December 11, 2007, among the Partnership, CDM Resource Management, Ltd., a Texas limited partnership (“CDM”), CDMR Holdings, LLC and CDM OLP GP, LLC, both Delaware limited liability companies, and ADJHR, LLC, a Delaware limited liability company and an indirect wholly owned subsidiary of the Partnership.
     (v) “Partnership Security” means any class or series of equity interest in the Partnership (but excluding any options, rights, warrants and appreciation rights relating to an equity interest in the Partnership), including, without limitation, Common Units, Class D Common Units, Subordinated Units and Incentive Distribution Rights.
     (vi) “Share of Additional Book Basis Derivative Items” means, in connection with any allocation of Additional Book Basis Derivative Items for any taxable period, (i) with respect to the Unitholders holding Common Units, Class D Common Units or Subordinated Units, the amount that bears the same ratio to such Additional Book Basis Derivative Items as the Unitholders’ Remaining Net Positive Adjustments as of the end of such period bears to the Aggregate Remaining Net Positive Adjustments as of that time, (ii) with respect to the General Partner (as holder of the General Partner Interest), the amount that bears the same ratio to such Additional Book Basis Derivative Items as the General Partner’s Remaining Net Positive Adjustments as of the end of such period bears to the Aggregate Remaining Net Positive Adjustments as of that time, and (iii) with respect to the Partners holding Incentive Distribution Rights, the amount that bears the same ratio to such Additional Book Basis Derivative Items as the Remaining Net Positive Adjustments of the Partners holding the Incentive Distribution Rights as of the end of such period bears to the Aggregate Remaining Net Positive Adjustments as of that time.
     (vii) “Unit” means a Partnership Security that is designated as a “Unit” and shall include Common Units, Class D Common Units and Subordinated Units, but shall not include (i) General Partner Units (or the General Partner Interest represented thereby) or (ii) Incentive Distribution Rights.

     (viii) “Unit Majority” means, during the Subordination Period, at least a majority of the Outstanding Common Units and Class D Common Units (excluding Common Units and Class D Common Units owned by the General Partner and its Affiliates) voting as a class and at least a majority of the Outstanding Subordinated Units voting as a single class and, after the end of the Subordination Period, at least a majority of the Outstanding Units.
     (b) Section 4.8(c) of the Partnership Agreement is hereby amended and restated to read in its entirety:
The transfer of a Subordinated Unit that has converted into a Common Unit shall be subject to the restrictions imposed by Section 6.7(c). The transfer of a Class D Common Unit that has converted into a Common Unit shall be subject to the restrictions imposed by Section 6.7(e).
     (c) Section 5.5(a) of the Partnership Agreement is hereby amended to add the following at the end of such section:
The initial Capital Account balance in respect of each Class D Common Unit shall be the Issue Price for such Class D Common Unit, and the initial Capital Account balance of each holder of Class D Common Units in respect of all Class D Common Units held shall be the product of such initial balance for a Class D Common Unit multiplied by the number of Class D Common Units held thereby.
     (d) Section 5.5(d)(i) of the Partnership Agreement is hereby amended to add the following at the end of such section:
Any adjustments that are made under this paragraph in connection with the issuance of the Class D Common Units shall be based on the Issue Price of the Class D Common Units.
     (e) Article V is hereby amended to add a new Section 5.13 creating a new series of Units to read in its entirety:
Section 5.13 Establishment of Class D Common Units.
     (a) General. The General Partner hereby designates and creates a series of Units to be designated as “Class D Common Units” and consisting of a total of 7,276,507 Class D Common Units, having the same rights and preferences, and subject to the same duties and obligations as the Common Units, except as set forth in this Section 5.13.
     (b) Rights of Class D Common Units. During the period commencing upon the date of issuance of the Class D Common Units and ending on the Class D Conversion Date, the Class D Common Units shall have the following rights and preferences and shall be subject to the following duties and obligations:

     (i) Allocations. Except as otherwise provided in this Agreement, no items of Partnership income, gain, loss, deduction and credit shall be allocated to the Class D Common Units under Section 6.1(a) and (b).
     (ii) Distributions. The Class D Common Units shall not have the right to share in regular quarterly Partnership distributions of cash from Operating Surplus. In no event shall this be construed as a limitation on distributions from Capital Surplus.
     (iii) Allocation of Net Termination Gain to Class D Common Unitholders. Notwithstanding anything to the contrary in Section 6.1(c)(i), Unitholders holding Class D Common Units shall be allocated Net Termination Gain in accordance with Section 6.1(c)(i); provided, that
     (A) Unitholders holding Class D Common Units shall not receive any allocation pursuant to Section 6.1(c)(i)(B) or Section 6.1(c)(i)(C); and
     (B) following any allocation made pursuant to Section 6.1(c)(i)(B) and prior to any allocation made pursuant to Section 6.1(c)(i)(C), any remaining Net Termination Gain shall be allocated (x) to the General Partner in accordance with its Percentage Interest and (y) to all Unitholders holding Class D Common Units, Pro Rata, a percentage equal to 100% less the percentage applicable to subclause (x) of this clause (B), until the Capital Account in respect of each Class D Common Unit then Outstanding is equal to its Unrecovered Capital, determined for the taxable year (or portion thereof) to which this allocation of gain relates.
     (iv) Allocation of Net Termination Loss to Class D Common Unitholders. Notwithstanding anything to the contrary in Section 6.1(c)(ii), with respect to allocations made in accordance with Section 6.1(c)(ii), Unitholders holding Class D Common Units shall be allocated Net Termination Loss in accordance with Section 6.1(c)(ii)(B) in the same manner as Unitholders holding Common Units.
     (v) Voting Rights. The Class D Common Units shall have voting rights that are identical to the voting rights of the Common Units and shall vote with the Common Units as a single class, so that each Class D Common Unit will be entitled to one vote on each matter with respect to which each Common Unit is entitled to vote. Each reference in the Partnership Agreement to a vote of holders of Common Units shall be deemed to be a reference to the holders of Common Units and Class D Common Units.
     (vi) Certificates. (A) The Class D Common Units shall be evidenced by certificates in such form as the General Partner may approve and, subject to the satisfaction of any applicable legal, regulatory and contractual requirements, may be assigned or transferred in a manner identical to the assignment and transfer of other Units; unless and until the General Partner determines to assign the responsibility to another Person, the General Partner will act as the registrar and transfer agent for the Class D Common Units. The certificates evidencing Class D Common Units shall be separately identified and shall not bear the same CUSIP number as the certificates evidencing Common Units.
     (B) In addition to any legend required by the Partnership Agreement to be included on any certificate representing Class D Common Units (or Common Units issuable upon conversion thereof) a legend shall be placed on the certificates representing the Class D Common Units (and the Common Units issuable upon conversion thereof) as required by, and until eligible to be removed as provided in, Section 5.9(b)(i) of the Merger Agreement.
     (vii) Conversion. Each Class D Common Unit will automatically convert into Common Units on a one-for-one basis on the close of business on the first Business Day after the record date for payment pursuant to Section 6.4(a) or Section 6.4(b), as the case may be, of the cash distribution for the Quarter ending December 31, 2008; provided, however, that in accordance with Section 5.17 of the Merger Agreement a number of Class D Common Units may convert into Common Units prior to the date specified in the preceding clause of this sentence (the “Class D Conversion Date"). The holder of any Class D Common Unit shall surrender the certificates evidencing such Class D Common Units for conversion at the office of the General Partner. In such case, the Partnership shall, as soon as practicable thereafter, issue and deliver at such office to the Person in whose name the surrendered Class D Common Units were registered one or more certificates evidencing Common Units, registered in the name of such Person, for the number of Common Units to which such Person shall be entitled as aforesaid.
     (f) Section 6.1(d)(iii)(A) of the Partnership Agreement is hereby amended to read in its entirety:
     (A) If the amount of cash or the Net Agreed Value of any property distributed (except (x) for any difference resulting from the application of Section 5.13(b)(ii) or (y) cash or property distributed or deemed distributed pursuant to Section 12.4) to any Unitholder with respect to its Units for a taxable year is greater (on a per Unit basis) than the amount of cash or the Net Agreed Value of property distributed to the other Unitholders with respect to their Units (on a per Unit basis), then (1) each Unitholder receiving such greater cash or property distribution shall be allocated gross income in an amount equal to the product of (aa) the amount by which the distribution (on a per Unit basis) to such Unitholder exceeds the distribution (on a per Unit basis) to the Unitholders receiving the smallest distribution and (bb) the number of Units owned by the Unitholder receiving the greater distribution; and (2) the General Partner shall be allocated gross income in an aggregate amount equal to the product obtained by multiplying (aa) the quotient determined by dividing (x) the General Partner’s Percentage Interest at the time in which the greater cash or property distribution occurs by (y) the sum of 100 less the General Partner’s Percentage Interest at the time in which the greater cash or property distribution occurs times (bb) the sum of the amounts allocated in clause (1) above.
     (g) Article VI is hereby amended to add a new Section 6.1(d)(xiv) as follows:
     “(xiv) Allocations for Class D Common Units.
     (A) With respect to any taxable period of the Partnership ending upon, or after, a Book-Up Event, a Book-Down Event or a sale of all or substantially all of the assets of the Partnership occurring after the date of issuance of Class D Common Units, Partnership items of income, gain, loss or deduction for such taxable period shall be allocated (1) to the Partners holding Class D Common Units or converted Class D Common Units that are Outstanding as of the time of such event in proportion to the number of Class D Common Units or converted Class D Common Units held by such Partners, and/or (2) to the Partners holding Common Units (other than Class D Common Units or converted Class D Common Units) that are Outstanding as of the time of such event in proportion to the number of Common Units held by such Partners, until the Capital Account of each Class D Common Unit or converted Class D Common Unit is equal to the Per Unit Capital Amount for a then outstanding Common Unit (other than a converted Class D Common Unit).
     (B) With respect to any taxable period of the Partnership ending upon, or after, the transfer of converted Class D Common Units to a Person that is not an Affiliate of the holder, Partnership items of income, gain, loss or deduction for such taxable period shall be allocated (1) to the Partners transferring such converted Class D Common Units in proportion to the number of converted Class D Common Units transferred by such Partners, and/or (2) to the Partners holding Common Units (other than Class D Common Units or converted Class D Common Units) that are Outstanding as of the time of such event in proportion to the number of Common Units held by such Partners, until the Capital Account of such converted Class D Common Unit is equal to the Per Unit Capital Amount for a then outstanding Common Unit (other than a converted Class D Common Unit).
     (h) Article VI is hereby amended to add a new Section 6.7(e) as follows:
     (c) A Unitholder holding a Class D Common Unit that has converted into a Common Unit pursuant to Section 5.13 shall be required to provide notice to the General Partner of the transfer of the converted Class D Common Unit within the earlier of (i) 30 days following such transfer and (ii) the last Business Day of the calendar year during which such transfer occurred, unless (x) the transfer is to an Affiliate of the holder or (y) by virtue of the application of Section 6.1(d)(xiv)(B) to a prior transfer of the Unit or the application of Section 6.1(d)(xiv)(A), the General Partner has previously determined, based on advice of counsel, that the converted Class D Common Unit should have, as a substantive matter, like intrinsic economic and federal income tax characteristics of an Initial Common Unit. In connection with the condition imposed by this Section 6.7(e), the General Partner shall take whatever steps are required to provide economic uniformity to the converted Class D Common Units in preparation for a transfer of such Units, including the application of Section 6.1(d)(xiv)(B); provided, however, that no such steps may be taken that would have a material adverse effect on the Unitholders holding Common Units represented by Common Unit Certificates (for this purpose the allocations of income, gain, loss and deductions with respect to Class D Common Units or Common Units will be deemed not to have a material adverse effect on the Unitholders holding Common Units).
     Section 2. Ratification of Partnership Agreement. Except as expressly modified and amended herein, all of the terms and conditions of the Partnership Agreement shall remain in full force and effect.
     Section 3. General Authority. The appropriate officers of the General Partner are hereby authorized to make such clarifying and conforming changes as they deem necessary or appropriate, and to interpret the Partnership Agreement, to give effect to the intent and purpose of this Amendment.
     Section 4. Governing Law. This Amendment shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to principles of conflicts of laws.
(Signature page follows)

     IN WITNESS WHEREOF, the General Partner has executed this Amendment as of the date first set forth above.

GENERAL PARTNER:

REGENCY GP LP

By:	Regency GP LLC,
its General Partner

By:	/s/ Charles M. Davis, Jr.

Authorized Officer: Charles M. Davis, Jr.
Title: Senior Vice President